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                                                          EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    PSC INC.,

                             WEST ACQUISITION CORP.

                                       AND

                               PERCON INCORPORATED










                                November 9, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

Article 1 The Merger.........................................................1
 1.1.   The Merger...........................................................1
 1.2.   Effective Time.......................................................2
 1.3.   Effects of the Merger................................................2
 1.4.   Conversion of Percon Common Stock; Treatment of Newco Common Stock...2
 1.5.   Stock Options........................................................3
 1.6.   Warrants.............................................................4
 1.7.   Articles of Incorporation............................................4
 1.8.   By-Laws..............................................................4
 1.9.   Board of Directors of the Surviving Corporation......................4
 1.10.  Closing..............................................................4
 1.11.  Dissenters'Rights....................................................5

Article 2 PAYMENT FOR SHARES.................................................5
 2.1.   Payment for Shares...................................................5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF Percon...........................7
 3.1.   Corporate............................................................7
 3.2.   Capitalization.......................................................8
 3.3.   Authorization........................................................8
 3.4.   No Violation.........................................................9
 3.5.   Filings with the SEC.................................................9
 3.6.   Financial Statements................................................10
 3.7.   Tax Matters.........................................................10
 3.8.   Absence of Certain Changes..........................................12
 3.9.   Undisclosed Liabilities.............................................13
 3.10.  No Litigation.......................................................13
 3.11.  Environmental Matters...............................................13
 3.12.  Title to Assets.....................................................15
 3.13.  Insurance...........................................................15
 3.14.  Material Contracts and Agreements...................................15
 3.15.  Intellectual Property...............................................16
 3.16.  Software; Protection................................................18
 3.17.  Labor Matters.......................................................19
 3.18.  ERISA Compliance....................................................20
 3.19.  Employment Compensation.............................................22
 3.20.  Percon Board of Directors Action....................................22
 3.21.  Proxy Statement.....................................................22
 3.22.  No Brokers or Finders...............................................22
 3.23.  Disclosure..........................................................23
 3.24.  Opinion of Financial Advisor........................................23
 3.25.  Year 2000 Compliance................................................23

Article 4 REPRESENTATIONS AND WARRANTIES OF PSC.............................24
 4.1.   Organization........................................................24
 4.2.   Authorization.......................................................24
 4.3.   No Violation........................................................24
 4.4.   Information.........................................................25
 4.5.   Interim Operations of Newco.........................................25
 4.6.   Capital Resources...................................................25

ARTICLE 5 COVENANTS.........................................................25
 5.1.   Interim Operations..................................................25
 5.2.   Access and Information..............................................27
 5.3.   Certain Filings, Consents and Arrangements..........................28
 5.4.   State Takeover Statutes.............................................28
 5.5.   Percon Special Meeting; Proxy Statement.............................28
 5.6.   Additional Agreements...............................................29
 5.7.   Certain Litigation..................................................30
 5.8.   Acquisition Proposals...............................................30
 5.9.   Confidentiality.....................................................32
 5.10.  Indemnification; Directors'and Officers'Insurance...................32
 5.11.  Percon Warrants.....................................................33
 5.12.  Voting Agreement Matters............................................33

ARTICLE 6 Conditions to Obligation to Close.................................34
  6.1.  Conditions to Obligation of PSC and Newco...........................34
  6.2.  Conditions to Obligations of Percon.................................35

ARTICLE 7 Termination.......................................................36
 7.1.   Termination by Mutual Consent.......................................36
 7.2.   Termination by Either PSC or Percon.................................36
 7.3.   Termination by Percon...............................................36
 7.4.   Termination by PSC..................................................37
 7.5.   Effect of Termination and Abandonment...............................37

ARTICLE 8 Miscellaneous.....................................................39
 8.1.   Survival............................................................39
 8.2.   Press Releases and Public Announcements.............................39
 8.3.   No Third Party Beneficiaries........................................39
 8.4.   Entire  Agreement...................................................40
 8.5.   Succession and Assignment...........................................40
 8.6.   Counterparts........................................................40
 8.7.   Headings............................................................40
 8.8.   Notices.............................................................40
 8.9.   Governing Law.......................................................41
 8.10.  Amendments and Waivers..............................................41
 8.11.  Severability........................................................42
 8.12.  Expenses............................................................42
 8.13.  Construction........................................................42
 8.14.  Incorporation of Schedules..........................................43

                             INDEX OF DEFINED TERMS

A

Agreement...........................................1
Ancillary Instruments...............................8

B

Benefit Plans......................................19
Blue Sky Laws.......................................9

C

Closing.............................................4
Closing Agreement..................................12
Closing Date........................................4
Code...............................................10
Confidentiality Agreement..........................31
Contracts...........................................8
Costs..............................................31

D

Debt Consents......................................23
Dissenting Shares...................................5

E

Effective Time......................................2
Environmental Laws.................................13
ERISA..............................................19
ERISA Affiliate....................................20
Exchange Act........................................9
Excluded Percon Acquisition Proposal...............31
Existing Liens.....................................14

G

GAAP................................................7

H

Hazardous Substance................................14
HSR Act.............................................4

I

including..........................................41
Indemnified Parties................................31
Indemnified Party..................................31

L

Laws................................................1
Liens...............................................6
Litigation.........................................13

M

Material Adverse Change.............................7
Material Adverse Effect.............................7
Merger..............................................1
Merger Price........................................1

N

Newco...............................................1

O

Operations Software................................17
Option Exercise Period..............................3
Option Plan.........................................3
Options.............................................3

P

Paying Agent........................................5
Payment Fund........................................5
Pension Plans......................................19
Percon..............................................1
Percon Acquisition Proposal........................30
Percon Common Stock.................................1
Percon Common Stock Certificate.....................2
Percon Most Recent Fiscal Quarter End..............10
Percon Public Reports...............................9
Percon Representatives.............................29
Percon Requisite Shareholder Vote...................9
Percon Special Meeting.............................27
Percon Warrants.....................................4
Preliminary Filing.................................28
Product Software...................................17
Proxy Statement....................................22
PSC.................................................1

S

SEC................................................28
Securities Act......................................8
Securities Act Legend...............................8
Software...........................................17
Superior Percon Proposal...........................30
Surviving Corporation...............................1

T

Tax Return.........................................12
Tax Ruling.........................................12
Taxes..............................................11
Termination Date...................................35
Trade Rights.......................................17

V

Voting Agreement Shares.............................8
Voting Agreements...................................1

W

WBCA................................................1
WBCA Dissenters'Rights Provisions...................5

Y

Year 2000 Defect...................................23

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, constituting a plan of merger under applicable law (this "Agreement"), dated as of November 9, 1999, by and among PSC Inc., a New York corporation ("PSC"), West Acquisition Corp., a Washington corporation ("Newco"), and Percon Incorporated, a Washington corporation ("Percon").

                  WHEREAS, as a condition and inducement to PSC's willingness to enter into this Agreement, certain holders of capital stock of Percon have entered into Voting Agreements, dated the date hereof, with PSC (the "Voting Agreements"); and

                  WHEREAS, the respective Boards of Directors of PSC, Newco and Percon have approved the acquisition of Percon by Newco on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the respective Boards of Directors of PSC, Newco and Percon have approved the merger of Newco with and into Percon (the "Merger") in accordance with the Washington Business Corporation Act ("WBCA") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the common stock, without par value, of Percon (the "Percon Common Stock") not owned directly or indirectly by PSC or Percon will be converted into the right to receive Fifteen Dollars ($15.00) in cash (the "Merger Price"); and

                  WHEREAS,   PSC,  Newco  and  Percon  desire  to  make  certain
representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   Article 1
                                   The Merger.

1.1.     The Merger.

                  Subject  to the terms and  conditions  of this  Agreement,  in accordance with the WBCA, at the Effective Time, Newco shall merge with and into Percon, and Percon shall survive the Merger and shall continue its corporate existence under the applicable laws, ordinances, rules or regulations (collectively, "Laws") of the State of Washington (the "Surviving Corporation"). Upon consummation of the Merger, the separate corporate existence of Newco shall terminate.

1.2.     Effective Time.

                  The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Secretary of State of the State of Washington and (b) the effective date and time of the Merger as set forth in the Articles of Merger, which shall be the Closing Date (as defined in Section 1.10) or the day after the Closing Date. The parties shall each use reasonable efforts to cause the Articles of Merger to be filed on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

1.3.     Effects of the Merger.

                  At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

1.4.     Conversion of Percon Common Stock; Treatment of Newco Common Stock.

1.4.(a) At the Effective Time, subject to Section 1.11 and Section 2.1, by virtue of the Merger and without any action on the part of Percon, or the holder of any securities of Percon, each share of Percon Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)), shall be converted into the right to receive in cash the Merger Price, payable to the holder thereof, without interest thereon, in accordance with Article 2.

1.4.(b) All of the shares of Percon Common Stock converted into the right to receive in cash the Merger Price pursuant to this Article 1 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Percon Common Stock Certificate") that immediately prior to the Effective Time represented shares of Percon Common Stock entitled to payment of the Merger Price pursuant to this
Section 1.4 shall thereafter represent only the right to receive the Merger Price pursuant to this Section 1.4 and Section 2.1. Percon Common Stock Certificates previously representing shares of Percon Common Stock shall be exchanged for cash upon the surrender of such Percon Common Stock Certificates in accordance with Section 2.1.

1.4.(c) At the Effective Time, all shares of Percon Common Stock that are owned by Percon as treasury stock or owned by PSC or Newco, if any, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

1.4.(d) At the Effective Time, each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.

1.5. Stock Options. Prior to the Effective Time, Percon shall take such actions as are necessary such that all outstanding and unexercised options to purchase shares of Percon Common Stock (the "Options"), including those outstanding under the terms of the Percon Incorporated 1995 Stock Incentive Plan (the "Option Plan"), shall be treated as follows:

1.5.(a) Percon shall provide a period of at least thirty (30) days ending immediately prior to the Effective Time (the "Option Exercise Period ") during which outstanding Options may be exercised to the extent then exercisable, and upon the expiration of the Option Exercise Period, all Options shall immediately terminate;

1.5.(b) At the Effective Time, each Option, to the extent exercisable immediately prior to the expiration of the Option Exercise Period, shall represent only the right to receive in cash, in lieu of any shares of Percon Common Stock, the amount, if any, by which the Merger Price exceeds the required exercise price of the Option multiplied by the number of shares of Percon Common Stock for which the Option was exercisable immediately prior to the expiration of the Option Exercise Period which amount the Surviving Corporation shall pay as soon as practicable after the Effective Time, subject to reduction only for any applicable withholding taxes; and

1.5.(c) To the extent an Option was not exercisable immediately prior to the expiration of the Option Exercise Period,

(i) if the holder of the Option executes, within five (5) business days after it is presented, a confidentiality, inventions and noncompetition agreement in the form that PSC generally requires its employees to sign (which the Surviving Corporation shall present as soon as possible after the Effective
     Time), then such holder shall have the right to receive in cash, in lieu of any shares of Percon Common Stock and only if and when the Option would have become exercisable in accordance with its terms, the amount, if any, by which the Merger Price exceeds the required exercise price of the Option multiplied by the number of shares of Percon Common Stock for which the Option would have become exercisable, which amount shall be payable by the Surviving Corporation from time to time as soon as practicable after the Option otherwise would have become exercisable, subject to reduction only for any applicable withholding taxes; or

(ii) if the holder of the Option does not execute such agreement in a timely manner, then such holder shall not have any rights in respect of the Option after the Effective Time.

1.6. Warrants. At the Effective Time, each warrant to purchase shares of Percon Common Stock (the "Percon Warrants") that is outstanding and unexercised immediately prior to the Effective Time shall be adjusted to provide that each Percon Warrant will thereafter be a right to receive the Merger Price in lieu of any shares of Percon Common Stock upon the exercise of the Percon Warrant and payment of the required exercise price of the Percon Warrant. No other terms of the Percon Warrants shall be affected by the foregoing adjustment.

1.7. Articles of Incorporation. The Articles of Incorporation of Percon in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.8. By-Laws. The By-Laws of Percon in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.9. Board of Directors of the Surviving Corporation. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

1.10. Closing. Subject to the terms and conditions of this Agreement, including but not limited to the provisions of Article 6, the closing of the Merger (the "Closing") will take place at 1:00 p.m. Eastern Time at the offices of PSC, 675 Basket Road, Webster, New York 14580, on a date to be specified by PSC by notice to Percon, which shall be no later than two (2) business days after the later of
(a) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (b) the Percon Special Meeting (as defined in Section 5.5), unless the parties agree in writing to another date. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of Percon or PSC is not met on that date, then any party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur. The date on which the Closing occurs is referred to herein as the "Closing Date."

1.11. Dissenters' Rights. In accordance with Sections 23B.13.010 through 23B.13.310 of the WBCA, dissenters' rights shall be available to holders of Percon Common Stock in connection with the Merger. Notwithstanding anything to the contrary herein, any Percon Common Stock held of record by persons who, prior to the Effective Time, have objected to the Merger and complied with all applicable provisions of Sections 23B.13.010 through 23B.13.310 of the WBCA (the "WBCA Dissenters' Rights Provisions") necessary to perfect and maintain their dissenters' rights thereunder (any such Percon Common Stock, "Dissenting Shares") shall not be converted as of the Effective Time into a right to receive the Merger Price as provided in Section 1.4, but, instead, shall entitle the holder of such shares to such rights as may be available under the WBCA Dissenters' Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses his rights under the WBCA Dissenters' Rights Provisions, then the shares of Percon Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price as provided in Section 1.4, without interest. Prior to the Effective Time, Percon shall give PSC prompt notice of its receipt of each notification from a shareholder stating such shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and PSC shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Percon shall not, except with the prior written consent of PSC, make any payment with respect to, or settle, or offer to settle, any such demands. After the Effective Time, PSC shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the WBCA Dissenters' Rights Provisions.

                                   Article 2
                               PAYMENT FOR SHARES

2.1.     Payment for Shares.

2.1.(a) Prior to the Effective Time, Newco shall appoint a United States bank, company or other entity mutually acceptable to Percon and PSC to act as payment agent (the "Paying Agent") for the payment of the Merger Price. Prior to the payment time thereof, PSC shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Percon Common Stock, for payment upon surrender of the certificates for exchange in accordance with this Article 2, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to this Section 2.1 to holders of shares of Percon Common Stock (other than shares of Percon Common Stock held by Percon or any subsidiary of Percon or PSC, Newco or any other subsidiary of PSC, or holders of Dissenting Shares). The Paying Agent shall pay the Merger Price out of the Payment Fund.

2.1.(b) The Paying Agent shall invest the Payment Fund as directed by PSC or Newco. All earnings on the Payment Fund shall inure to the benefit of PSC. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Percon Common Stock shall be entitled under Section 1.4 and this Section 2.1, then PSC shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

2.1.(c) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Percon Common Stock Certificates entitled to payment of the Merger Price pursuant to Section 1.4 (i) a form of letter of transmittal that shall (x) specify that delivery shall be effected, and risk of loss and title to the Percon Common Stock Certificates shall pass, only upon proper delivery of the Percon Common Stock Certificates to the Paying Agent; (y) contain a representation in a form reasonably satisfactory to PSC as to the good and marketable title of the shares of Percon Common Stock held by such holder free and clear of liens, claims, options, charges, security interests, limitations, encumbrances and restrictions of any kind ("Liens"); and (z) contain such other customary provisions as Percon and PSC may reasonably specify; and (ii) instructions for use in surrendering such Percon Common Stock Certificates and receiving the aggregate Merger Price in respect thereof. Upon proper surrender of a Percon Common Stock Certificate for exchange and cancellation to the Paying Agent, together with such properly completed letter of transmittal, duly executed, and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder of such Percon Common Stock Certificate, in respect of shares of Percon Common Stock, the Merger Price multiplied by the number of shares of Percon Common Stock formerly represented by such Percon Common Stock Certificate, and such Percon Common Stock Certificate shall forthwith be canceled. Until so surrendered, each such Percon Common Stock Certificate shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Percon Common Stock Certificate is registered, then it shall be a condition to such right to receive such Merger Price, as applicable, that the Percon Common Stock Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Percon Common Stock Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Percon Common Stock Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

2.1.(d) After the Effective Time, there shall be no transfers on the stock transfer books of Percon of the shares of Percon Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Percon Common Stock Certificates are presented for transfer to the Paying Agent, then they shall be canceled and exchanged for the Merger Price as provided in this Article 2.

2.1.(e) Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Percon Common Stock Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Percon Common Stock Certificate may surrender such Percon Common Stock Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price, without any interest or dividends thereon. Notwithstanding the foregoing, none of PSC, Percon, the Paying Agent or any other person shall be liable to any former holder of shares of Percon Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.1.(f) In the event any Percon Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Percon Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Percon Common Stock Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Percon Common Stock Certificate the Merger Price deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF Percon

         For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition that when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to adversely affect the business, financial condition, results of operations or financial prospects of the relevant party, in each case including its subsidiaries together with it taken as a whole, so that the benefits reasonably expected to be obtained by the other party more likely than not would be jeopardized. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (a) effects, changes, events, circumstances or conditions generally affecting the industry in which either PSC or Percon operates or arising from changes in general business or economic conditions that have a substantially similar effect on participants in the industry in which either PSC or Percon operates; (b) any effects, changes, circumstances or conditions resulting from any change in law or generally accepted accounting principles ("GAAP") that affect generally entities such as PSC and Percon; and (c) any effect that occurs as a direct consequence of any action that the relevant party is expressly obligated to take under this Agreement.

         Percon hereby represents and warrants to PSC and Newco as follows:

3.1.     Corporate.

                  Each of Percon and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Percon and its subsidiaries has full corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted and to own and use the properties owned and used by it. Each of Percon and its subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The copies of the Articles of Incorporation and By-Laws of Percon and each of its subsidiaries, including any amendments thereto, that have been delivered to PSC are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Percon and each of its subsidiaries that have been furnished to PSC for inspection are true, correct and complete and accurately reflect all material corporate action taken by Percon and each of its subsidiaries.

3.2.     Capitalization.

                  The authorized capital stock of Percon consists entirely of 25,000,000 shares consisting of 20,000,000 shares of Percon Common Stock, of which 3,807,711 shares are issued and outstanding and 210,000 shares are held in treasury, and 5,000,000 shares of preferred stock of which no shares are issued and outstanding or held in treasury. All such issued shares of Percon Common Stock and all issued shares of capital stock of Percon's subsidiaries are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no (a) securities convertible into or exchangeable for any of Percon's or any of its subsidiary's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Percon or any of its subsidiaries or securities that are convertible into or exchangeable for capital stock or other securities of Percon or any of its subsidiaries, or (c) commitments, understandings, arrangements, agreements, licenses, leases or other contracts ("Contracts") of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Percon or any of its subsidiaries, any such convertible or exchangeable securities or any such options, warrants or other rights. Except as set forth on Schedule 3.2, Percon owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its subsidiaries, free and clear of any liens, pledges, charges, encumbrances and interests whatever. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Percon or any of its subsidiaries. No shares of Percon Common Stock or the capital stock of any of its subsidiaries have been reserved for issuance, other than the shares of Percon Common Stock reserved for issuance under the Option Plan or the warrants set forth on Schedule 3.2. Except as set forth on Schedule 3.2, neither Percon nor any of its subsidiaries has redeemed or repurchased, directly or indirectly, any of its capital stock since January 1, 1997. The persons executing the Voting Agreements own of record the shares of Percon Common Stock subject to the Voting Agreements ("Voting Agreement Shares"), and the certificates representing such shares include a restrictive legend to the effect that the shares may not be transferred unless the transfer is registered under the Securities Act of 1933, as amended (the "Securities Act"), or Percon is satisfied that an exemption from registration under the Securities Act is available (the "Securities Act Legend").

3.3.     Authorization.

                  Percon has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (the "Ancillary Instruments") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the Board of Directors of Percon, and no other corporate proceedings on the part of Percon or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Percon Common Stock (the "Percon Requisite Shareholder Vote"). This Agreement has been duly executed and delivered and constitutes, and the Ancillary Instruments when executed and delivered by Percon will constitute, the valid and legally binding obligation of Percon enforceable in accordance with their respective terms and conditions. In light of the nature of this Agreement and the transactions contemplated hereby and the approval thereof by the Board of Directors of Percon, no so-called "supermajority vote," "fair price," "business combination" or "control share acquisition" provisions are applicable to the transactions contemplated by this Agreement under applicable law or the Articles of Incorporation or By-Laws of Percon or any of its subsidiaries.

3.4.     No Violation.

                  Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Percon of the transactions contemplated hereby and thereby (a) will violate any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, plan, decree, or other restriction of any government, governmental agency or court to which any of Percon and its subsidiaries is subject or any provision of the charter or bylaws of any of Percon and its subsidiaries, (b) except for (i) applicable requirements of (A) the HSR Act, (B) other state and foreign antitrust laws, (C) the Securities Exchange Act of 1934, as amended, (D) the Securities Act, and (E) state securities or "blue sky laws" ("Blue Sky Laws"), and (ii) the filing of Articles of Merger pursuant to the WBCA, will require any authorization, consent, approval, exemption or other action by, notice to or filing with any government or governmental agency, or
(c) subject to obtaining the consents referred to in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien or security interest upon any of the assets of Percon or any of its subsidiaries under any term or provision of the Articles of Incorporation or By-Laws of Percon or any of its subsidiaries or of any Contract or restriction of any kind or character to which any of Percon or any of its subsidiaries is a party or by which Percon or any of its subsidiaries is bound or to which the assets or properties of Percon or any of its subsidiaries may be bound or affected.

3.5.     Filings with the SEC.

                  Percon has made all filings with the SEC that it has been required to make under the Securities Act, or the Exchange Act (collectively, the "Percon Public Reports"). Each of the Percon Public Reports has complied with the Securities Act and/or the Exchange Act, as the case may be, in all material respects. None of the Percon Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Percon has made available to PSC a correct and complete copy of each Percon Public Report and each SEC comment letter with respect to such report, if applicable, filed within the five (5) years prior to the date of this Agreement (together with all exhibits and schedules thereto and as amended to date).

3.6.     Financial Statements.

                  Percon has filed with the SEC a Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 (the "Percon Most Recent Fiscal Quarter End") and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. The financial statements included in or incorporated by reference into these Percon Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Percon and its subsidiaries as of the indicated dates and the results of operations of Percon and its subsidiaries for the indicated periods and are consistent with the books and records of Percon and its subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments that individually or in the aggregate would not have a Material Adverse Effect.

3.7.     Tax Matters

3.7.(a) Percon and each of its subsidiaries have filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law except where failure to file such Tax Returns would not have a Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis. Percon has delivered to PSC complete copies of all such Tax Returns, all examination reports delivered to Percon or its subsidiaries and all statements of deficiencies assessed against or agreed to by any of Percon and its subsidiaries (as hereinafter defined) since January 1, 1995 and all Tax Rulings (as hereinafter defined) and Closing Agreements (as hereinafter defined) with respect to Percon or its subsidiaries since January 1, 1995.

3.7.(b) Percon and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken and except those as to which the failure to pay would not have a Material Adverse Effect.

3.7.(c) Percon and its subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

3.7.(d) There are no Tax liens upon the assets of Percon or any of its subsidiaries except liens for Taxes not yet due.

3.7.(e) Percon and each of its subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") relating to the withholding of Taxes, as well as similar provisions under any other law, with respect to any employee wages and any amounts owed to any independent contractor, creditor, shareholder, or other third party and have paid over to the proper governmental authorities all such amounts required to be withheld and paid over.

3.7.(f) Except as set forth on Schedule 3.7, neither Percon nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed (taking into account such extensions).

3.7.(g) Neither Percon nor any of its subsidiaries has executed any outstanding waivers or comparable consents extending the statute of limitations with respect to any Taxes or Tax Returns.

3.7.(h) To the actual knowledge of Percon, no deficiency for any Taxes has been proposed, asserted or assessed against Percon or any of its subsidiaries in writing that has not been resolved and paid in full.

3.7.(i) To the actual knowledge of Percon, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Percon or any of its subsidiaries.

3.7.(j) No power of attorney currently in force has been granted by Percon or any of its subsidiaries concerning any tax matter.

3.7.(k) Neither Percon nor any of its subsidiaries has requested or received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement with any taxing authority that would have a continuing material effect on the Surviving Corporation after the Closing Date.

3.7.(l) Neither Percon nor any of its subsidiaries is a party to any Contract that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or nondeductible compensation under Code Section 162(m).

3.7.(m) None of Percon or any of its subsidiaries (A) has any liability for Taxes of any person other than Percon and its subsidiaries (i) under Treasury
Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by Contract, or (iii) otherwise,
(B) is a party to any Tax allocation or sharing agreement, (C) has adopted a plan of liquidation or (D) has made any election under Code Section 338 (or any similar provision of state, local or foreign law).

3.7.(n)  As used in this Agreement:

(i) "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

(ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

(iii)"Tax Ruling" means a written ruling of a taxing authority relating to Taxes; and

(iv) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

3.8.     Absence of Certain Changes.

                  Except as and to the extent set forth in Schedule 3.8, since December 31, 1998, there has not been (a) any Material Adverse Change in the business, results of operations, financial condition, properties, assets or prospects of Percon, (b) in the case of Percon or any of its subsidiaries, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, (c) any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by Percon or any of its subsidiaries, (d) any conduct of business that is outside the ordinary course of business or not substantially in the manner that Percon previously conducted its business, except for transactions contemplated by this Agreement, (e) any change by Percon in accounting principles or methods,
(f) any issuance or sale of capital stock or other securities of Percon or any of its subsidiaries or grant of options to purchase any shares of capital stock or any other securities of any of them or adjustment, split, combination or reclassification of their capital stock or other securities or changes in their capital structures, (g) any material commitment or obligation by Percon or any of its subsidiaries, other than trade or business obligations or liabilities incurred in the ordinary course of business; (h) any amendment to any Benefit Plan (as defined in Section 3.18) or the adoption of any arrangement that would be a Benefit Plan, increase in the compensation or fringe benefits of any director, officer or employee or execution of any Contract to do any of the foregoing, or (i) any sale, lease or other transfer or disposition of any properties or assets of Percon or any of its subsidiaries, other than for a fair consideration in the ordinary course of business. Schedule 3.8 contains a list of the ten (10) largest customers, including distributors, of Percon and its subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Percon has received no notice (written or oral) of any facts indicating that any of the customers listed on Schedule 3.8 will not continue to be customers of Percon and its subsidiaries after the Closing at substantially the same level of purchases as heretofore. Schedule 3.8 contains a list of the ten (10) largest suppliers to Percon and its subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Percon has received no notice (written or oral) of any facts indicating that any of the suppliers listed on Schedule 3.8 will not continue to be suppliers to the business of Percon and its subsidiaries after the Closing and will not continue to supply Percon and its subsidiaries with substantially the same quantity and quality of goods at competitive prices.

3.9.     Undisclosed Liabilities.

                  Except as set forth in Schedule 3.9, and except for liabilities or obligations that were incurred after December 31, 1998 in the ordinary course of business and of a type and in an amount consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Law), neither Percon nor any of its subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is not accrued, reserved against or identified in the financial statements dated as of the Percon Most Recent Fiscal Quarter End. There are no rights of return or other agreements between Percon or any of its subsidiaries and any customer that would cause any sales reflected in the financial statements included in the Percon Public Reports to fail to qualify as sales in accordance with GAAP and Percon's revenue recognition policy as reflected in the financial statements included in the Percon Public Reports.

3.10.    No Litigation.

                  Except as set forth in Schedule 3.10, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to Percon's knowledge, threatened against Percon or any of its subsidiaries or any of their officers or directors (in such capacity), their business or any of their assets, at law of in equity, before or by any federal, state, foreign, municipal or other governmental agency or authority, or before any arbitration board or panel.
Schedule 3.10 also identifies all Litigation to which Percon or any of its subsidiaries or any of their officers or directors (in such capacity) have been parties since January 1, 1996, where the damage sought exceeded Twenty-Five Thousand Dollars ($25,000) or where the remedy sought was equitable relief the granting of which would have had a material effect. Except as set forth in
Schedule 3.10, neither Percon nor any of its subsidiaries nor their business or assets is subject to any order of any federal, state, foreign, municipal or other governmental agency or authority.

3.11.    Environmental Matters.

3.11.(a) Except as set forth on Schedule 3.11, Percon and each of its subsidiaries are in compliance with all applicable federal, state, foreign, regional and local laws, statutes, ordinances, judgments, rulings and regulations and applicable common law principles relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "Environmental Laws") except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this and similar exceptions, would be material. Neither Percon nor any of its subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any Litigation by any governmental agency or authority or any third party alleging that Percon or any of its subsidiaries may be in violation of or liable under any Environmental Law.

3.11.(b) Except as disclosed on Schedule 3.11, neither Percon nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the properties currently or previously owned or operated by Percon or any of its subsidiaries, except in compliance with Environmental Laws or instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this and similar exceptions, would be material, (ii) been subject to liability for any Hazardous Substance disposal or contamination on any of its property or any third party property, (iii) knowledge of the presence of any Hazardous Substances on, under or at any of Percon's or any of its subsidiaries' properties or any other property to the extent the presence of Hazardous Substances on any other property was caused by the operations of Percon or any of its subsidiaries, or (iv) received any written notice (x) of any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Percon's or any of its subsidiaries' properties or any other properties, or (y) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Percon's or any of its subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law. Percon has provided PSC with true and correct copies of all environmental reports in the possession of Percon or any of its subsidiaries or their agents, representatives or consultants relating to property owned or operated by Percon or any of its subsidiaries.

3.11.(c) No Environmental Law imposes any obligation upon Percon or its subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or transfer any permit or license, any requirement to file any notice or other submission with any governmental agency or authority, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of Percon's properties or its subsidiaries' properties under any Environmental Law.

3.12.    Title to Assets.

                  Each of Percon and its subsidiaries owns good and valid title to the assets and properties that it owns or purports to own, including the assets reflected on its balance sheet as of the Percon Most Recent Fiscal Quarter End, free and clear of any and all Liens, except those Liens identified on Schedule 3.12 as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected asset.

3.13.    Insurance.

                  Percon has given PSC access to true and correct copies of all policies of insurance in which Percon or any of its subsidiaries is named as an insured party or that otherwise relate to or cover any assets or properties of Percon or any of its subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any Contracts binding on Percon or any of its subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.13, neither Percon nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Percon or any of its subsidiaries.

3.14.    Material Contracts and Agreements.

3.14.(a) Schedule 3.14 includes the following Contracts to which Percon or any of its subsidiaries is a party: (i) all Contracts with Symbol Technologies, Inc.; (ii) contract manufacturing Contracts (whether Percon or its subsidiary is the manufacturer or the party for whom products are manufactured); (iii) other than nonexclusive software licenses to customers of Percon and its subsidiaries in the ordinary course of its business, all Contracts in which it receives or extends a license to use a Trade Right (as defined in Section 3.15) other than Software (as defined in Section 3.15); (iv) any OEM or VAR sales Contract that by its terms involves a commitment exceeding Two Hundred Fifty Thousand Dollars ($250,000) in amount or that involves a customer from which Percon and/or its subsidiaries received revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the year ended December 31, 1998 or during the current fiscal year; and (v) all Contracts to which an affiliate of Percon is a party that are not listed as exhibits to Percon's most recent Annual Report on Form 10-K and that by its terms involves a commitment in excess of Twenty Five Thousand Dollars ($25,000). Except as listed on Schedule 3.14, there are no Contracts that are material to the business, financial condition, properties, results of operations or prospects of Percon and its subsidiaries taken as a whole.

3.14.(b) As of the date hereof and except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has defaulted in its performance or failed to perform under, and to the knowledge of Percon, no other party has defaulted in its performance or failed to perform under, and there is no anticipatory breach of, any of the Contracts listed or required to be listed on Schedule 3.14, and none of the parties to any such Contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than thirty (30) days from the date on which the payment was originally due pursuant to the terms of the applicable Contracts, and (ii) a default or failure that is immaterial with respect to all such Contracts (provided that all such immaterial defaults or failures in the aggregate are immaterial with respect to all such Contracts when taken in the aggregate). As of the date hereof and except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such Contracts, or notice that any of such Contracts has been or will be cancelled, revoked or otherwise terminated.

3.14.(c) Except as listed on Schedule 3.14, neither Percon nor any subsidiary is subject to any agreement that restricts competition with any other person or provides that Percon, any subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

3.14.(d) Except as disclosed on Schedule 3.14, neither Percon nor any of its subsidiaries has any currency hedges, derivatives or any other similar type of instrument intended to eliminate or diminish financial risk.

3.15.    Intellectual Property.

3.15.(a) Schedule 3.15 lists (to the extent susceptible to listing) all Trade Rights (as defined below) in which Percon or any of its subsidiaries now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Percon and its subsidiaries, and also indicating which of such Trade Rights are registered or for which applications for registration are pending and the names of the jurisdictions covered by the applicable registration or application. Except as set forth on Schedule 3.15, all Trade Rights shown as registered in Schedule 3.15 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

3.15.(b) Except as set forth on Schedule 3.15, to conduct the business of Percon and its subsidiaries, as such is currently being conducted or proposed to be conducted, Percon and its subsidiaries do not require any Trade Rights that they do not already have. Except as set forth on Schedule 3.15, Percon and its subsidiaries are not infringing and have not infringed any Trade Rights or any proprietary rights in Software (as defined below) of another in the operation of their business, nor is any other person infringing the Trade Rights of Percon and its subsidiaries. Except as set forth on Schedule 3.15, to the extent any product of Percon or any of its subsidiaries incorporates other Software, Percon and its subsidiaries have all requisite rights to so incorporate the other Software in its product and further to license its product to others. Except as set forth on Schedule 3.15, to the knowledge of Percon, there are no pending patent applications belonging to others that Percon or any of its subsidiaries would infringe if a patent that included such claims were granted on such pending applications. Neither Percon nor any of its subsidiaries has received any notice from any third party asserting that Percon or any of its subsidiaries is infringing any Trade Rights or any proprietary rights in Software, asserting ownership of any Trade Rights or any proprietary rights in Software, seeking damages arising from the use of any Trade Rights or any proprietary rights in Software, offering to grant a license to use any Trade Rights or any proprietary rights in Software or requesting indemnification from liability arising out of the use of any Trade Rights or any proprietary rights in Software, and neither Percon nor any of its subsidiaries has sent a notice to any such effect. The matters set forth in the letter from Percon to PSC dated November 9, 1999, are true, complete and correct.

3.15.(c) Other than the granting of nonexclusive software licenses to customers of Percon and its subsidiaries in the ordinary course of its business, except as listed on Schedule 3.15, Percon and its subsidiaries have not granted any license or made any assignment of any Trade Right listed on Schedule 3.15, nor does Percon or any of its subsidiaries pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Percon's or its subsidiaries right, title and interest with respect to their continued use and right to preclude others from using any Trade Rights of Percon or its subsidiaries.

3.15.(d) Except as set forth on Schedule 3.15, all Trade Rights of Percon and its subsidiaries are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Percon and its subsidiaries. Except as set forth on Schedule 3.15, the consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Percon or any of its subsidiaries. Percon and its subsidiaries have taken all reasonable actions to maintain the secrecy of their respective material Trade Rights as confidential, trade secret and/or copyrighted material.

3.15.(e) As used herein, the term "Trade Rights" shall mean: (i) all trademark rights business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all U.S. and foreign patents and patent applications, including all abandoned patents and patent applications, and all international proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all claims for infringement or breach of any of the foregoing; (vii) all intellectual property relating to Software; (viii) all internet addresses, sites and domain names; and (ix) all licenses and immunities under any of the rights described in the foregoing clauses that arise by operation of Law, are implied by Law or are otherwise created by means other than Contract. For purposes of this Agreement, "Software" shall mean a computer program or any part of such computer program, whether in source code, object code or any other form, in whatever format recorded, and all modifications, enhancements or corrections made to such program, and all documentation relating to such program, including any flow charts, designs, instructions, job control procedures and manuals relating to such program in printed or machine readable form.

3.16.    Software; Protection.

3.16.(a) Software. Set forth on Schedule 3.16(a) is a list and description of all (i) Software products currently offered or offered at any time since January 1, 1999, or incorporated in other products currently offered or offered at any time since January 1, 1999, by Percon or any of its subsidiaries to its customers ("Product Software") and (ii) department-wide or enterprise-wide Software used in the day-to-day operation of departments of Percon or any of its subsidiaries ("Operations Software"). Except for Software programs identified on
Schedule 3.16(a) as Software that Percon or any of its subsidiaries does not own but which Percon or any of its subsidiaries has been duly authorized to use or distribute by an instrument in writing, each Software program published or distributed by Percon or any of its subsidiaries is a "work made for hire" as defined by the Copyright Act of 1976, as amended, or is subject to a copyright that has been assigned exclusively to Percon or any of its subsidiaries by an instrument in writing. Except as set forth on Schedule 3.16(a), each past and present employee and independent contractor participating in the development of any such Software is bound by a confidentiality and nondisclosure agreement executed by such employee or independent consultant and Percon or any of its subsidiaries, which agreement prohibits the disclosure of any confidential information of Percon or any of its subsidiaries for a defined period of time following termination of employment with Percon or any of its subsidiaries. Percon and its subsidiaries are not aware of any breach of any confidentiality agreement in favor of Percon and its subsidiaries relating to such Software owned by Percon and its subsidiaries either by its present or former employees or third parties.

3.16.(b) Software Protection Policy. Set forth on Schedule 3.16(b) is a description of the policy of Percon and its subsidiaries concerning the use and protection of Software.

3.16.(c) Transferability of Software Rights. Percon and its subsidiaries owns or has rights under license in the Software listed on Schedule 3.16(a), which identifies whether Percon or any of its subsidiaries owns such Software or has such rights under license and whether such rights under license are exclusive or nonexclusive; and except as set forth on Schedule 3.16(c), the consummation of the transactions contemplated by this Agreement shall not result in any obligation to pay any additional licensing, transfer or other fee.

3.16.(d) Documentation, Security and Ownership of Software. Except as set forth on Schedule 3.16(d), Percon and its subsidiaries have user installation and operation manuals for all Software used in the development of or incorporated in Product Software that is critical to the development of products offered by Percon and its subsidiaries and for all Operations Software. Except as set forth on Schedule 3.16(d), all Product Software is documented through flow charts, designs, database models, entity relationship diagrams or business processes and user installation and procedure manuals that are sufficient to enable Percon and its subsidiaries to offer such Software to its customers and support such Software. Except as set forth on Schedule 3.16(d), neither Percon nor any of its subsidiaries has disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software. Except for Software that Percon and its subsidiaries license on a nonexclusive basis to its customers in the ordinary course of business and except as set forth on Schedule 3.16, Percon and its subsidiaries have not conveyed or granted any other rights to such Software, nor are Percon and its subsidiaries obligated to convey or grant any rights to license, market, incorporate in other Software, sell or otherwise use such Software to third parties, and to the knowledge of Percon, no third party has unauthorized access to such Software. Percon and its subsidiaries possess the original of all documentation, including without limitation all source codes, for all Software owned outright by it. Except as disclosed on Schedule 3.16(d), upon consummation of the transactions contemplated hereby, Percon and its subsidiaries or Surviving Corporation will continue to own all of the Software owned outright by Percon and its subsidiaries prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities except for such claims, liens, encumbrances, obligations and liabilities of Percon and its subsidiaries (A) applicable to Software licensed to third parties and (B) as may be granted by Percon and its subsidiaries or Surviving Corporation after the Closing Date. Percon and its subsidiaries have provided to PSC or Newco access to or copies of Percon and its subsidiaries' customer support log and trouble shooting tools and solutions relating to their Software products covering at least the two years preceding the date hereof.

3.17.    Labor Matters.

                  Except as set forth in Schedule 3.17, within the last five (5) years Percon and its subsidiaries have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.17,
(a) Percon and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there are no unfair labor practice charges or complaints against Percon and its subsidiaries pending or, to Percon's knowledge, threatened that would have a Material Adverse Effect; (c) there is no labor strike, slowdown or stoppage actually pending or, to Percon's knowledge, threatened against or affecting
Percon and its subsidiaries nor, to Percon's knowledge, any secondary boycott with respect to products of Percon and its subsidiaries; (d) Percon is not aware of any question concerning representation or, to Percon's knowledge, threats respecting the employees of Percon and its subsidiaries; (e) no grievance that may reasonably be expected to have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreement that may reasonably be expected to have a Material Adverse Effect, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Percon and its subsidiaries concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity. Except as set forth on Schedule 3.17, neither Percon nor any of its subsidiaries is a party to any labor agreement, collective bargaining agreement, union contract or other similar agreement.

3.18.    ERISA Compliance.

3.18.(a) Schedule 3.18 contains a list (including a brief description where the listing of the item does not indicate the subject matter) of all "employee pension benefit plans" (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section
3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of Percon or any of its subsidiaries (collectively, "Benefit Plans") maintained, or contributed to, by Percon or any of its subsidiaries for the benefit of any officers or employees of Percon or any of its subsidiaries currently or within the last five years. Percon has delivered to PSC true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent actuarial report relating to any Benefit Plan.

3.18.(b) Except as disclosed in Schedule 3.18, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Percon, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

3.18.(c) No Pension Plan that Percon or any of its ERISA Affiliates (as hereinafter defined) maintains, or to which Percon or any of its ERISA
Affiliates contributed or is or was previously obligated to contribute, is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA. An "ERISA Affiliate" means any entity that, along with Percon, ever formed a controlled group of corporations, group of trades or businesses under common control, or affiliated service group, within the meaning of Code Sections 414(b), (c), (m) or (o). To the best knowledge of Percon, none of Percon, any of its subsidiaries, any officer of Percon or any of its subsidiaries or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Percon, any of its subsidiaries or any officer of Percon or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under
Section 502(i) or (1) of ERISA.

3.18.(d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.18, (i) no such benefit plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980(B)(f) of the Code and
Section 186z(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Percon or any of its subsidiaries on or at any time after the Effective Time.

3.18.(e) Except as disclosed on Schedule 3.18, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 3.18, no Benefit Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

3.18.(f) Except as disclosed on Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Percon or any subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, except as required under Section 411 of the Code.

3.18.(g) Except as disclosed on Schedule 3.18, neither Percon nor any of its subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement that would be a Benefit Plan.

3.18.(h) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 3.18, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

3.18.(i) No Benefit Plan or the deduction of any contributions thereto by Percon or any of its subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against Percon or any of its subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of Percon, there are no facts that would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

3.18.(j) With respect to any Benefit Plan that covers current or former employees or directors who are not residents of the United States of America, any references in this Section 3.18 to ERISA, the Code, or any other applicable law shall be read to include any applicable law of similar import for the jurisdiction in which such individuals reside.

3.19.    Employment Compensation.

                  Schedule 3.19 contains a true and correct list of all employees to whom Percon or any of its subsidiaries is paying compensation, including bonuses and incentives at an annual rate in excess of One Hundred Thousand Dollars ($100,000) for services rendered or otherwise, and in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

3.20.    Percon Board of Directors Action.

                  The Board of Directors of Percon (at a meeting duly called and held) has by the unanimous vote of all directors (a) determined that the Merger is advisable and in the best interests of Percon and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger by the holders of Percon Common Stock and directed that the Merger be submitted for consideration by the holders of Percon Common Stock at a special meeting of shareholders and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

3.21.    Proxy Statement.

3.21.(a) None of the information supplied or to be supplied by or on behalf of Percon for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the Percon Special Meeting (the "Proxy Statement") will, at the date filed with the SEC , at the date it or any amendment or supplement is mailed to the shareholders of Percon or at the time of the Percon Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.21.(b) Information provided by and relating to Percon and its subsidiaries in the Proxy Statement will comply as to form in all material respects with the provisions of the the Exchange Act.

3.22.    No Brokers or Finders.

                  With the exception of the engagement of McDonald Investments, Inc., by Percon, none of Percon and its subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement. Percon has provided PSC with a true and correct copy of the engagement letter by and among Percon and McDonald Investments, Inc.

3.23.    Disclosure.

                  All statements and information contained in any certificate or Disclosure Schedule delivered by or on behalf of Percon shall be deemed representations and warranties by Percon.

3.24.    Opinion of Financial Advisor.

                  Percon has received the opinion of McDonald Investments, Inc., dated the date of this Agreement, to the effect that the aggregate Merger Price is fair to the Percon shareholders from a financial point of view, and a copy of such opinion has been delivered to PSC.

3.25.    Year 2000 Compliance.

3.25.(a) Except as identified on Schedule 3.25, none of the personal property, equipment or assets owned or utilized by Percon and its subsidiaries relating to their business, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to (i) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year) accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year) and (ii) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on such times or date or both (a "Year 2000 Defect"). Except as identified on Schedule 3.25, none of the property or assets owned or utilized by Percon and its subsidiaries relating to their business will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect. Percon and its subsidiaries have no obligations under warranty agreements, service agreements or otherwise with respect to their business to rectify a Year 2000 Defect of any person or to indemnify any person in the event Percon and its subsidiaries experience a Year 2000 Defect. To the knowledge of Percon, no vendors or suppliers of Percon or its subsidiaries may experience a Year 2000 Defect that could cause a Material Adverse Effect.

                                   Article 4
                      REPRESENTATIONS AND WARRANTIES OF PSC

        PSC makes the following representations and warranties to Percon:

4.1.     Organization.

                  Each of PSC and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of PSC and Newco has full corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted and to own and use the properties owned and used by it.

4.2.     Authorization.

                  PSC and Newco each has full corporate power and authority to execute and deliver this Agreement and the Ancillary Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Boards of Directors of PSC and Newco and by the sole shareholder of Newco, and no other corporate proceedings on the part of PSC or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated. This Agreement has been duly executed and delivered and constitutes, and the Ancillary Instruments when executed and delivered by PSC will constitute, the valid and legally binding obligation of PSC enforceable in accordance with their respective terms and conditions.

4.3.     No Violation.

                  Except for such consents as are required under the terms of indebtedness of PSC outstanding on the date hereof ("Debt Consents"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) will violate any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, plan, decree, or other restriction of any government, governmental agency or court to which any of PSC and its subsidiaries is subject or any provision of the charter or bylaws of any of PSC and its subsidiaries, (b) except for (i) applicable requirements of (A) the HSR Act, (B) other state and foreign antitrust laws, (C) the Exchange Act, (D) the Securities Act, and (E) Blue Sky Laws, and (ii) the filing of Articles of Merger pursuant to the WBCA, will require any authorization, consent, approval, exemption or other action by, notice to or filing with any government or governmental agency, or (c) subject to obtaining the Debt Consents, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien or security interest upon any of the assets of PSC or its subsidiaries under any term or provision of the Articles of Incorporation or By-Laws of PSC or any of its subsidiaries, or of any Contract or restriction of any kind or character to which any of PSC or any of its subsidiaries is a party or by which PSC or any of its subsidiaries is bound or to which the assets or properties of PSC or any of its subsidiaries may be bound or affected.

4.4.     Information.

                  None of the information supplied or to be supplied by PSC and Newco in writing specifically for inclusion in the Proxy Statement will, at the time filed with the SEC, at the date it or any amendment or supplement is mailed to shareholders of Percon or at the time of the Percon Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Information provided by and relating to PSC and its subsidiaries in the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

4.5.     Interim Operations of Newco.

                  Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with such transactions.

4.6.     Capital Resources.

                  PSC has sufficient cash, or access to cash, to pay the aggregate Merger Price.

                                    ARTICLE 5
                                    COVENANTS

5.1.     Interim Operations.

                  During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by PSC in writing:

5.1.(a) Percon will, and will cause each of its subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. Percon will use reasonable efforts to preserve intact the business organization of Percon and each of its subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its subsidiaries.

5.1.(b) Percon will not, and will not permit any of its subsidiaries to, make any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments).

5.1.(c) Except for the issuance of Percon Common Stock upon the exercise of Options and warrants outstanding on the date hereof, Percon will not, and will not permit any of its subsidiaries to, (i) issue or sell any shares of capital stock or any other securities of any of them, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities of any of them, (iii) adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures, (iv) take any action to accelerate the vesting of any Options or (v) take any other action under the terms of the Option Plan or otherwise with respect to Options that is inconsistent with the treatment that Section 1.5 contemplates.

5.1.(d) Percon will not and will not permit any of its subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

5.1.(e) Percon will not, and will not permit any of its subsidiaries to, amend any Benefit Plan or to adopt any arrangement that would be a Benefit Plan or, except pursuant to collective bargaining agreements as presently in effect, increase materially the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements, but Percon may take any such action as Percon deems reasonably necessary to respond to competitive situations if Percon obtains the prior written consent of PSC, which consent will not be unreasonably withheld.

5.1.(f) Percon will not, and will not permit any of its subsidiaries to, (a) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date hereof, incur any indebtedness or (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of Percon) in, any other person other than such of the foregoing as are made by Percon to, in or from a wholly owned subsidiary of Percon. Percon will not, and will not permit any of its subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.

5.1.(g) Percon will not, and will not permit any of its subsidiaries to, acquire
(i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or
(ii) any assets, except purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1.(k).

5.1.(h) Percon will not, and will not permit any of its subsidiaries to, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice.

5.1.(i) Percon will not, and will not permit any of its subsidiaries to, make any tax election or settle or compromise any income tax or other tax liability or refund, but Percon may take any such action as Percon deems reasonably necessary in the ordinary course of business if Percon obtains the prior written consent of PSC, which consent will not be unreasonably withheld.

5.1.(j) Percon will not, and will not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, or settle any material claim, action or proceeding except in the ordinary course of business consistent with past practice.

5.1.(k) Percon will not, and will not permit any of its subsidiaries to, make any capital expenditures from the date of this Agreement to the Effective Time in an aggregate amount in excess of twenty-five percent (25%) of the aggregate amount reflected in Percon's capital expenditure budget, a copy of which has been provided to PSC.

5.1.(l) Percon will not, and will not permit any of its subsidiaries to, enter into or terminate any material Contract, or make any change in any material Contract, other than renewals of Contracts without material adverse changes in terms.

5.1.(m) Percon will not, and will not permit any of its subsidiaries to, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

5.1.(n) Percon will not, and will not permit any of its subsidiaries to, authorize or enter into any agreement to do any of the foregoing.

5.2.     Access and Information.

5.2.(a) Prior to the Closing, Percon will (and will cause each of its subsidiaries to) afford to PSC and its representatives (including directors, officers and employees of PSC and its affiliates, and counsel, accountants and other professionals retained by PSC) such access throughout the period prior to the Effective Time to its books, records (including tax returns), agreements, properties (including for purposes of making any reasonable environmental investigation), personnel and suppliers as PSC reasonably requests. Percon will, as part of PSC's due diligence review, cause its independent certified public accountants (existing and prior) to make available to PSC and its independent certified public accountants the work papers relating to any audit of Percon's financial statements in the last five years.

5.2.(b) Prior to the Closing, Percon will promptly furnish PSC with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of PSC.

5.2.(c) Prior to the Closing, Percon will promptly notify PSC of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, to its knowledge, the threat of material Litigation and shall keep the PSC fully informed of such events. Prior to the Closing, each party will promptly notify the other party of any information that becomes known to it or any subsidiary that could reasonably be expected to make any representation or warranty it has made herein not true or not correct in any material respect.

5.3.     Certain Filings, Consents and Arrangements.

                  PSC and Percon will (a) promptly make their respective filings, and will thereafter use their best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

5.4.     State Takeover Statutes.

                  Percon will, upon the request of PSC, take all reasonable steps to exempt Percon and the Merger from the requirements of any state takeover law by action of Percon's Board of Directors or otherwise.

5.5.     Percon Special Meeting; Proxy Statement.

5.5.(a) Percon, acting through its Board of Directors, shall, in accordance with applicable Law:

(i) Duly call, give notice of, convene and hold a special meeting of Percon's shareholders (the "Percon Special Meeting") on the earlier of the date proposed by PSC or the date proposed by Percon subject to the consent of the other (which consent shall not be unreasonably withheld or delayed), which date shall in no event be more than sixty (60) days after the date hereof, for the purpose of considering and taking action upon this Agreement; provided, however, that if the Securities and Exchange Commission (the "SEC") reviews the Preliminary Filing (as defined below), then such sixty (60) day period shall be extended by the number of days during which Percon is awaiting receipt of SEC comments plus five (5) business days to enable Percon to respond to the first set of SEC comments and two (2) business days in each case to enable Percon to respond to each subsequent set of SEC comments;

(ii) Promptly (x) prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement that complies in all material respects with the provisions of applicable federal securities laws (the "Preliminary Filing"), (y) after consultation with PSC, respond promptly to any comments made by the SEC with respect to the Preliminary Filing, and (z) subject to compliance with SEC rules and regulations, cause a notice of a special meeting and the Proxy Statement to be mailed to the shareholders of Percon no later than the time required by applicable Law and the articles of incorporation and the bylaws of Percon; and

(iii)Include in the Proxy Statement the unanimous recommendation of the Board of Directors of Percon that the shareholders of Percon vote in favor of the approval of the Merger and the adoption of this Agreement.

5.5.(b) PSC and Newco will furnish to Percon the information relating to PSC and Newco required under the Exchange Act to be set forth in the Proxy Statement. No representation, warranty or covenant is made or shall be made herein by PSC or Newco with respect to information contained in the Proxy Statement other than information supplied by PSC and/or Newco in writing expressly for inclusion in the Proxy Statement.

5.5.(c) Percon shall consult with PSC and Newco with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford PSC and Newco reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Percon Special Meeting, any event shall occur relating to Percon or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, then Percon will promptly notify PSC and Newco of such event in writing. If, at any time prior to the Percon Special Meeting, any event shall occur relating to PSC, Newco or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, then PSC and Newco will promptly notify Percon of such event in writing. In any such case, Percon, with the cooperation of PSC and Newco, will promptly prepare and mail such amendment or supplement, and Percon shall consult with PSC and Newco with respect to such amendment or supplement and shall afford PSC and Newco reasonable opportunity to comment thereon prior to such mailing. Percon shall notify PSC and Newco at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of Percon.

5.6.     Additional Agreements.

                  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental agencies or authorities, effect all necessary registrations and filings (including filings under the HSR Act), lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and obtain any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Percon and its subsidiaries acquired or to be acquired by the Surviving corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Percon and its subsidiaries or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Percon and its subsidiaries or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

5.7.     Certain Litigation.

                  Percon shall give East the opportunity to participate in the defense or settlement of any litigation against Percon or its officers or directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without East's consent which shall not be unreasonably withheld.

5.8.     Acquisition Proposals.

5.8.(a) Percon agrees that neither it nor any of its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) (Percon, its subsidiaries and their officers, directors, employees, agents and representatives being the "Percon Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, any of the assets of it or any of its subsidiaries or its voting securities if, as a result of such transaction, (i) the shareholders of Percon would not hold more than ninety-five percent (95%) of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of Percon immediately prior to completion of such transaction would not constitute at least two-thirds of the board of directors of the surviving corporation or its ultimate parent immediately following the completion of such transaction, or (iii) another person would acquire material assets of Percon and/or its subsidiaries (any such proposal or offer being hereinafter referred to as a "Percon Acquisition Proposal"). Neither Percon nor any of its subsidiaries shall, and Percon shall direct and cause the Percon Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to a Percon Acquisition Proposal or engage in any negotiations concerning a Percon Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Percon
Acquisition  Proposal;   provided,  however,  that  nothing  contained  in  this

Agreement shall prevent either Percon or the Percon Representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Percon Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to any person in response to an unsolicited bona fide written Percon Acquisition Proposal by any such person; or (C) recommending such an unsolicited bona fide written Percon Acquisition Proposal to the shareholders if in such case referred to in clause (B) or (C), (1) the Board of Directors of Percon at a meeting determines in good faith (upon the advice of its financial advisor) that such Percon Acquisition Proposal is reasonably likely to be completed taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Percon's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Percon Acquisition Proposal being referred to in this Agreement as a "Superior Percon Proposal"), (2) the Board of Directors of Percon at a meeting determines in good faith upon the advice of outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (3) Percon (I) promptly advises PSC that it has received a Superior Percon Proposal, (II) promptly discloses to PSC the material terms of the Superior Percon Proposal, and (III) promptly (and in any event before providing information) causes the offering party to enter into a confidentiality and standstill agreement substantially in the form of the Confidentiality Agreement (as defined in Section 5.9) (provided that such confidentiality agreement shall not contain terms that prevent Percon from complying with its obligations under this Section 5.8), and (IV) promptly (and in any event upon the request of PSC) advises PSC of any material developments with respect to the Superior Percon Proposal.

5.8.(b) Percon will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Percon Acquisition Proposal, (ii) take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.8(a) of the obligations undertaken in Section 5.8(a) and (iii) notify PSC immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers, and thereafter shall inform PSC of any material modification of the terms of any such proposal or offer or the withdrawal thereof. Percon also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Percon Acquisition Proposal to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries, but the obligation in this sentence shall not extend to any Percon Acquisition Proposal if it is an Excluded Percon Acquisition Proposal (as hereinafter defined). As used herein, an "Excluded Percon Acquisition Proposal" means a Percon Acquisition Proposal if (A) it is a Percon Acquisition Proposal only by virtue of clause (i) of subsection 5.8.(a),
(B) as a result of the transaction that the Percon Acquisition Proposal contemplates, the shareholders of Percon would hold more than seventy-five percent (75%) of the voting securities of the surviving corporation or its ultimate parent and (C) the Percon Acquisition Proposal was initiated before July 1, 1999 or after the termination of this Agreement.

5.9.     Confidentiality.

                  Percon and PSC each acknowledges and confirms that it has entered into Confidentiality Agreements, dated July 9, 1999 and July 1, 1999, respectively (the "Confidentiality Agreement"), that information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

5.10.    Indemnification; Directors' and Officers' Insurance

5.10.(a) From and after the Effective Time, PSC agrees that it will indemnify and hold harmless each present and former director and officer of Percon (when acting in such capacity) (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against any costs or expenses (including, without limitation, reasonable attorneys' fees, costs of investigation and fees of other advisers and experts), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, claims, actions, suits, proceedings or investigations by or on behalf of any present or former shareholder of Percon, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, to the fullest extent that Percon would have been permitted under the WBCA and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such person (and PSC shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay the advances if it is ultimately determined that the person is not entitled to indemnification).

5.10.(b) Any Indemnified Party wishing to claim indemnification under subsection
(a) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PSC thereof, but the failure to so notify shall not relieve PSC of any liability it may have to the Indemnified Party if the failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PSC or the Surviving Corporation shall have the right to assume the defense thereof and PSC shall not be liable to the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof, except that if PSC or the Surviving Corporation elects not to assume the defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between PSC or the Surviving Corporation and the Indemnified Parties, the Indemnified
Parties may retain counsel satisfactory to them, and PSC or the Surviving Corporation shall pay all reasonable fees and expenses of the counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that PSC shall be obligated pursuant to this subsection (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for the Indemnified Parties would present the counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) PSC shall not be liable for any settlement effected without its prior written consent; and provided, further, that PSC shall not have any obligation hereunder to any indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and the determination shall have become final and non-appealable, that the indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

5.10.(c) The Surviving Corporation shall maintain Percon's existing officers' and directors' liability insurance for a period of six (6) years after the Effective Time; provided, however, that if the existing officers' and directors' insurance expires, is terminated or canceled during such six-year period, then the Surviving Corporation will obtain officers' and directors' liability insurance for the remainder of such period of at least the same coverage and amounts, containing terms and conditions that are not less advantageous to the Indemnified Parties and that is issued by an insurer having a claims-paying rating at least as good as the rating of the issuer of Percon's existing policy.

5.10.(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

5.11.    Percon Warrants.

                  As soon as practicable after the date hereof and prior to the Effective Time, and in compliance with its obligations pursuant to the terms of the Percon Warrants, Percon shall provide each holder of Percon Warrants appropriate notice so that each holder shall have a reasonable opportunity to exercise such holder's Percon Warrants and receive the Merger Price for each Percon Warrant. To the extent required by the Percon Warrants, Newco agrees to assume the obligations of Percon under the Warrants as contemplated by Section 4 of the Percon Warrants.

5.12.    Voting Agreement Matters.

                  If Percon receives any request on behalf of any party to a Voting Agreement to allow a transfer of any Voting Agreement Shares (other than transfers by gift as contemplated by the Voting Agreements), then Percon will immediately, and in any event prior to allowing such transfer, notify PSC of such request and all relevant details. Percon shall not consent to the removal of the Securities Act Legend from any certificate representing Voting Agreement Shares during the term of the respective Voting Agreements. Percon (i) acknowledges the existence of the Voting Agreements, (ii) acknowledges that the Voting Agreement Shares are subject to transfer restrictions under the Voting Agreements and (iii) agrees that it will not hinder or impede in any way the enforcement of the terms of the Voting Agreements. Without limitation, Percon will not seek in any manner to invalidate any Voting Agreement, contest its enforceability or contest the entry of any order requiring Percon to take any action or cease taking any action to facilitate the enforcement of any Voting Agreement against any holder of Voting Agreement Shares. However, the foregoing shall not obligate Percon to initiate legal action to enforce the restrictions on transfer or voting requirements set forth in any Voting Agreement.

                                   ARTICLE 6
                        Conditions to Obligation to Close

6.1. Conditions to Obligation of PSC and Newco.

                  The   obligations   of  PSC  and  Newco  to   consummate   the
transactions to be performed by them in connection with the Closing are subject to satisfaction or waiver of the following conditions:

6.1.(a)  Representations  True. The  representations and warranties set forth in
Article 3 above shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

6.1.(b) Covenants. Percon shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

6.1.(c) No Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former subsidiaries of Percon, or (iv) affect adversely the right of any of the former subsidiaries of Percon to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

6.1.(d) Shareholder Approval. This Agreement and the Merger shall have received approval by the Percon Requisite Shareholder Vote.

6.1.(e) HSR Waiting Period. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.3.

6.1.(f) Consents. Percon and its subsidiaries shall have procured all of the third party consents specified pursuant to Section 3.4 that are material to the operation of the business of Percon and its subsidiaries.

6.1.(g) Material Adverse Change. There shall have been no material adverse change from the date hereof in the business, condition (financial or otherwise), operations or prospects of Percon, except changes contemplated, permitted or required by this Agreement.

6.1.(h) Officer's Certificate. Percon shall have delivered to PSC a certification of one of its executive officers to the effect that each of the conditions specified in Section 6.1(a)-(d) and (g) is satisfied in all respects.

6.1.(i) Noncompetition Agreements. Michael P. Coughlin, Andy J. Storment and Arlen I. Prentice shall have executed and delivered Noncompetition Agreements in substantially the form that PSC has presented to them on the date hereof.

6.1.(j) Employment/Consulting Agreements. Michael P. Coughlin shall have executed and delivered a Consulting Agreement and Andy J. Storment shall have executed and delivered an Employment Agreement, in each case in substantially the form that PSC has presented to them on the date hereof.

6.1.(k) Consents. PSC shall have obtained all of the Debt Consents.

6.1.(l) Other Matters. All actions to be taken by Percon in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to PSC.

6.2.     Conditions to Obligations of Percon.

                  The obligation of Percon to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

6.2.(a)  Representations  True. The  representations and warranties set forth in
Article 4 above shall be true and correct in all material respects when made and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

6.2.(b) Covenants. PSC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

6.2.(c) No Proceedings. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit, or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

6.2.(d) Shareholder Approval. This Agreement and the Merger shall have received approval by the Percon Requisite Shareholder Vote.

6.2.(e) Hart-Scott-Rodino Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties hereto shall have received all other authorizations, consents, and approvals of governments and governmental agencies.

6.2.(f)   Officer's   Certificate.   PSC  shall  have   delivered  to  Percon  a
certification of one of its executive officers to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects.

6.2.(g) Other Matters. All actions to be taken by PSC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Percon.

                                    ARTICLE 7
                                   Termination

7.1.     Termination by Mutual Consent.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by mutual written consent of Percon and PSC following action of their respective Boards of Directors.

7.2.     Termination by Either PSC or Percon.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of either PSC or Percon, if (a) the Merger shall not have been consummated by May 10, 2000 (the "Termination Date"), whether such date is before or after the date of approval by the shareholders of Percon, (b) at a meeting of the shareholders of Percon duly convened therefor and at any adjournment or postponement thereof, this Agreement shall have failed to obtain approval by the Percon Requisite Shareholder Vote, or (c) any order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the shareholders of Percon); provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have contributed proximately to the failure of the Merger to be consummated.

7.3.     Termination by Percon.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by action of the Board of Directors of Percon:

7.3.(a) So long as Percon has not breached this Agreement in any material respect, if (i) the Board of Directors of Percon, acting in good faith and upon the advice of its financial advisor, determines that a transaction constitutes a Superior Percon Proposal and Percon desires to enter into a binding agreement with respect thereto, (ii) PSC does not, within seven (7) business days after receipt of Percon's written notification of its desire to enter into a binding agreement for a Superior Percon Proposal, the terms of which are specified in such notice, make a competing offer other than an offer that the Board of Directors of Percon determines, in good faith after consultation with its financial advisors, is not at least as favorable, from a financial point of view, to the shareholders of Percon as the Superior Percon Proposal, (iii) upon such date of termination Percon enters into a binding agreement with respect to such Superior Percon Proposal, and (iv) Percon pays to PSC the termination fee set forth in Section 7.5(b). Percon shall notify PSC promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

7.3.(b) If (i) there has been a change, event, development or combination of changes, events or developments that would result in a failure of a condition set forth in Section 6.2 and (ii) such failure cannot be or is not cured prior to the Termination Date.

7.4.     Termination by PSC.

                  This Agreement may be terminated and the Merger may be abandoned at the time prior to the Effective Time, whether before or after receipt of approval by the Percon Requisite Shareholder Vote, by action of the Board of Directors of PSC if (a) the Board of Directors of Percon shall have withdrawn or adversely modified its approval or recommendation to Percon's shareholders of this Agreement, failed to include such recommendation in the Proxy Statement or failed to reconfirm such recommendation within five (5) business days after a written request by PSC to do so, (b) (i) there has been a change, event, development or combination of changes, events or developments that would result in a failure of a condition set forth in Section 6.1 and (ii) such failure cannot be or is not cured prior to the Termination Date, (c) Percon's board of directors shall have approved or publicly recommended any Percon Acquisition Proposal, (d) Percon shall have entered into any letter of intent or any Contract accepting a Percon Acquisition Proposal, (e) Percon or any Percon Representative shall violate Section 5.8(b) or shall take any of the actions that would be proscribed by Section 5.8(a) or (f) a tender offer or exchange offer for outstanding shares of capital stock of Percon is commenced prior to the Effective Time and the Board of Directors of Percon fails to recommend against acceptance of such tender offer or exchange offer by Percon's shareholders.

7.5.     Effect of Termination and Abandonment.

7.5.(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement (other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any obligation to pay, if applicable, the termination fee pursuant to Section 7.5(b) or 7.5(c).

7.5.(b)  If the Merger is not consummated and

(i) at a meeting of the shareholders of Percon duly convened therefor and at any adjournment or postponement thereof, this Agreement shall have failed to receive the Percon Requisite Shareholder Vote and within twelve (12) months after the date hereof Percon shall have entered into an agreement to consummate or has consummated a transaction that would constitute a Percon Acquisition Proposal if it were the subject of a proposal (other than an Excluded Percon Acquisition Proposal), or

(ii) this Agreement is terminated by Percon pursuant to Section 7.3(a), or

(iii)prior to the termination of this Agreement, (A) the Board of Directors of Percon shall have withdrawn or adversely modified its approval or recommendation to Percon's shareholders of this Agreement, failed to include such recommendation in the Proxy Statement or failed to reconfirm such recommendation within five (5) business days after a written request by PSC to do so, (B) Percon's board of directors shall have approved or publicly recommended any Percon Acquisition Proposal, (C) Percon shall have entered into any letter of intent or any Contract accepting a Percon Acquisition Proposal, (D) if Percon or any Percon Representative shall violate Section 5.8(b) or shall take any of the actions that would be proscribed by Section 5.8(a), or (E) a tender offer or exchange offer for outstanding shares of capital stock of Percon is commenced prior to the Effective Time and the Board of Directors of Percon fails to recommend against acceptance of such tender offer or exchange offer by Percon's shareholders, or

(iv) there has been a willful and intentional breach of this Agreement on the part of Percon,

then Percon shall promptly, but in no event later than (I) if the fee is payable other than pursuant to clause (i) to this Section 7.5(b), two (2) days after the date of termination of this Agreement or (II) if the fee is payable pursuant to clause (i) to this Section 7.5(b), the earlier of the date Percon enters into an agreement to consummate or the date Percon consummates a transaction that would constitute a Percon Acquisition Proposal, pay PSC Two Million Dollars ($2,000,000) plus the out-of-pocket expenses PSC has incurred in connection with the transactions contemplated hereby (not to exceed Four Hundred Thousand Dollars ($400,000)), payable by wire transfer of immediately available funds. Notwithstanding the foregoing, no such fee shall be payable if PSC has breached this Agreement in any material respect. Percon acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, PSC and Newco would not enter into this Agreement; accordingly, if Percon fails to pay promptly the amount due pursuant to this Section 7.5(b) and, in order to obtain such payment, PSC or Newco commences a suit that results in a judgment against Percon for the fee set forth in this subsection (b), then Percon shall pay to PSC and Newco their costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase in effect on the date such payment was required to be made.

7.5.(c) If the Merger is not consummated and there has been a willful and intentional breach of this Agreement on the part of PSC, then PSC shall promptly, but in no event later than two (2) days after the date of termination of this Agreement, pay Percon One Million Dollars ($1,000,000) plus the out-of-pocket expenses Percon has incurred in connection with the transactions contemplated hereby (not to exceed Four Hundred Thousand Dollars ($400,000)), payable by wire transfer of immediately available funds. Notwithstanding the foregoing, no such fee shall be payable if Percon has breached this Agreement in any material respect or if any other condition to the obligations of PSC and Newco set forth in Section 6.1 has not been satisfied. PSC acknowledges that the agreements contained in this Section 7.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Percon would not enter into this Agreement; accordingly, if PSC fails to pay promptly the amount due pursuant to this Section 7.5(c) and, in order to obtain such payment, Percon commences a suit that results in a judgment against PSC for the fee set forth in this subsection (c), then PSC shall pay to Percon its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase in effect on the date such payment was required to be made.

                                    ARTICLE 8
                                  Miscellaneous

8.1.     Survival.

                  This Article 8 and the agreements of PSC, Newco and Percon contained in Sections 5.9 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

8.2.     Press Releases and Public Announcements.

                  Upon execution of this Agreement, Percon and PSC will issue a joint press release. Neither Percon nor PSC will issue or approve any other news release or other announcement concerning the transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld, unless and only to the extent that a party makes such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other party about its intent to make, and the proposed contents of, such disclosure) that is, in such party's reasonable judgment, required by applicable United States securities laws.

8.3.     No Third Party Beneficiaries.

                  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns and the holders of Options as described in Section 1.5.

8.4.     Entire  Agreement.

                  This Agreement (including the Ancillary Instruments and the other documents referred to herein) constitutes the entire agreement between the parties and supersedes and prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5.     Succession and Assignment.

                  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

8.6.     Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.7.     Headings.

                  The section headings  contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

8.8.     Notices.

                  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed :o the intended recipient as set forth below:

                           If to Percon:

                           Percon Incorporated
                           1800 Millrace Drive
                           Eugene, Oregon  97403
                           Attention:  Chief Executive Officer

                           Copy to:

                           John R. Thomas
                           Stoel Rives LLP
                           900 S.W. Fifth Avenue, Suite 2600
                           Portland, Oregon  97204

                           If to PSC or Newco:

                           PSC Inc.
                           675 Basket Road
                           Webster, New York 14580
                           Attention:  Elizabeth J. McDonald

                           Copy to:

                           Patrick G. Quick
                           Foley & Lardner
                           777 East Wisconsin Ave.
                           Milwaukee, Wisconsin  53202

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9.     Governing Law.

                  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that the WBCA shall apply to the extent required.

8.10.    Amendments and Waivers.

                  The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the WBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11.    Severability.

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12.    Expenses.

                  Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by
Section 7.5.

8.13.    Construction.

                  The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

8.14.  Incorporation of Schedules.

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. This Agreement may be executed in counterparts.

                           PERCON INCORPORATED


                           By:  __________________________________________
                           Title:  _______________________________________


                           PSC INC.


                           By:  __________________________________________
                           Title:  _______________________________________




                           WEST ACQUISITION CORP.


                           By:  ____________________________________________
                           Title:  _________________________________________